Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Second Quarter 2009 Financial Results

2nd Quarter Highlights

•	Revenues of $13.8 million – up 1% sequentially

•	Operating loss improves 43% to a record $1 million

•	Adjusted positive EBITDA of $0.4 million

•	Cash from operations of $1.2 million

•	Full U.S. commercial release of Cryo1™ completed during June

WEST CHESTER, Ohio – August 4, 2009 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today announced second quarter 2009 revenues of $13.8 million and an operating loss improvement of 43.4 percent to a record $1.0 million. For the first half of 2009, adjusted EBITDA was a record $1.0 million, an improvement of $4.2 million over the first half of 2008 adjusted EBITDA loss of $3.2 million.

“We are encouraged by our second quarter results and confident that the decisive actions we took during the fourth quarter of 2008, which were aimed at aligning costs with revenues in order to accelerate profitability, are gaining momentum. Notwithstanding our significant strides toward profitability, our investments in innovation, FDA approvals and our long-term growth prospects have never been stronger,” said David J. Drachman, President and Chief Executive Officer. “We are increasingly confident in our ability to execute our strategic priorities and we believe strongly that successful execution will result in the restoration of our historical high-growth trends and increased shareholder value.”

Financial Results

Revenues for the second quarter of 2009 were $13.8 million, a 7.3 percent decrease over second quarter 2008 revenues of $14.9 million and a sequential increase of 0.8 percent as compared to first quarter 2009 revenues. The decrease in revenues was primarily due to a reduction in revenues from the sale of capital equipment. Revenues from domestic open-heart products were $7.3 million for the second quarter of 2009 as compared to $7.4 million for the second quarter of 2008 and revenues from domestic minimally invasive products declined from $5.1 million for the second quarter of 2008 to $4.0 million for the second quarter of 2009. International revenues grew 12.5 percent, or 21.8 percent on an exchange rate neutral basis, to a record $2.6 million for the second quarter of 2009.

Gross profit for the second quarter of 2009 was $10.7 million and gross margin was 77.4 percent, compared to gross profit of $11.4 million and gross margin of 76.5 percent for the second quarter of 2008. The increase in gross margin was primarily due to a reduced mix of revenues from the sale of capital equipment and a reduction in product cost, partially offset by an increased mix of international sales.

Operating expenses were $11.7 million or an 11.3 percent reduction for the second quarter of 2009, driven primarily by a reduction in headcount-related expenses, partially offset by an increase in share-based compensation expense and an increase in costs associated with clinical trials and product development activities. The operating loss for the second quarter of 2009 improved 43.4 percent to a record low of $1.0 million. The net loss per share was $0.10 as compared to $0.11 for the second quarter of 2008. The second quarter 2009 net loss per share includes a $0.02 loss per share due to the termination of a credit facility and borrowings and costs associated with a new credit facility.

Adjusted EBITDA was $0.4 million, an improvement of $1.0 million as compared to the second quarter of 2008. Cash, cash equivalents and short-term investments were $15.7 million at June 30, 2009 and cash generated from operations during the quarter was $1.2 million.

Earnings Call Information

Management will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 4, 2009 to discuss its second quarter 2009 financial results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PGWBEEDBU

You may also access this call through an operator by calling 888-679-8034 for domestic callers and 617-213-4847 for international callers at least 15 minutes prior to the call start time using reservation code 72757548.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through September 4, 2009. The replay dial-in numbers are 888-286-8010 for domestic callers and 617-801-6888 for international callers, using reservation code 83888704.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has cleared the AtriCure Isolator system and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias and AtriCure’s Cryo1 system for the cryosurgical treatment of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$13,777,950	$14,858,514	$27,451,853	$28,388,659
Cost of revenues	3,107,816	3,494,908	6,052,474	6,725,788

Gross profit	10,670,134	11,363,606	21,399,379	21,662,871

Operating expenses:
Research and development expenses	3,138,339	2,593,694	6,055,172	5,026,847
Selling, general and administrative expenses	8,565,233	10,595,334	17,497,376	22,357,756
Goodwill impairment	—	—	6,812,389	—

Total operating expenses	11,703,572	13,189,028	30,364,937	27,384,603

Loss from operations	(1,033,438)	(1,825,422)	(8,965,558)	(5,721,732)

Other (expense) income	(420,663)	232,806	(484,705)	523,685

Loss before income tax benefit	(1,454,101)	(1,592,616)	(9,450,263)	(5,198,047)

Income tax benefit	11,033	—	42,273	—

Net loss	$(1,443,068)	$(1,592,616)	$(9,407,990)	$(5,198,047)

Basic and diluted net loss per share	$(0.10)	$(0.11)	$(0.65)	$(0.37)

Weighted average shares outstanding:
basic and diluted	14,456,542	14,184,973	14,377,019	14,167,468

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2009	December 31, 2008
Assets

Current assets:
Cash, cash equivalents and short-term investments	$15,735,542	$11,448,451
Accounts receivable	7,357,227	6,511,594
Inventories	5,932,089	6,361,242
Other current assets	1,568,396	1,781,825

Total current assets	30,593,254	26,103,112

Property and equipment, net	3,380,239	3,682,819

Intangible assets	428,403	569,153

Goodwill	—	6,812,389

Restricted cash and cash equivalents	—	6,000,000

Other assets	386,610	201,359

Total assets	$34,788,506	$43,368,832

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$6,824,720	$8,072,596
Current maturities of debt and capital lease obligations	2,201,947	34,004

Total current liabilities	9,026,667	8,106,600

Long-term debt and capital lease obligations	3,580,519	6,036,605

Other liabilities	66,057	106,470

Total liabilities	12,673,243	14,249,675

Stockholders’ equity:
Common stock	14,723	14,275
Additional paid-in capital	108,874,126	106,636,653
Other comprehensive income (loss)	109,386	(56,789)

Accumulated deficit	(86,882,972)	(77,474,982)

Total stockholders’ equity	22,115,263	29,119,157

Total liabilities and stockholders’ equity	$34,788,506	$43,368,832

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(9,407,990)	$(5,198,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,044,518	1,258,499
Amortization of intangible assets	140,750	140,750
Amortization of deferred financing costs and discount on long-term debt	189,638	24,462
Loss on disposal of equipment	3,083	—
Goodwill impairment	6,812,389	—
Change in provision for allowance for doubtful accounts	35,933	12,397
Share-based compensation expense	1,971,013	1,142,123
Changes in assets and liabilities, excluding effects of acquired business:
Accounts receivable	(855,135)	(2,192,408)
Inventories	437,382	(556,362)
Other current assets	83,162	92,879
Accounts payable and accrued liabilities	(1,492,756)	(1,234,568)
Other non-current assets and liabilities	(163,289)	150

Net cash used in operating activities	(1,201,302)	(6,510,125)

Cash flows from investing activities:
Purchases of property & equipment	(757,958)	(1,092,423)
Purchases of available-for-sale securities	(2,009,267)	(1,903,974)
Maturities of available-for-sale securities	—	7,000,000
Change in restricted cash and cash equivalents	6,000,000	(417,292)

Net cash provided by investing activities	3,232,775	3,586,311

Cash flows from financing activities:
Payments on debt and capital leases	(6,377,799)	(221,139)
Proceeds from borrowings of debt	6,500,000	—
Payment of debt fees	(123,233)	—
Proceeds from stock option exercises	—	174,122
Proceeds from issuance of common stock under employee stock purchase plan	120,410	—

Net cash provided by (used in) financing activities	119,378	(47,017)

Effect of exchange rate changes on cash and cash equivalents	128,745	(6,379)

Net increase (decrease) in cash and cash equivalents	2,279,596	(2,977,210)

Cash and cash equivalents - beginning of period	11,448,451	13,000,652

Cash and cash equivalents - end of period	$13,728,047	$10,023,442

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Net Loss and Net Loss per Share to Non-GAAP Net Loss and Net Loss per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss, as reported	$(1,443,068)	$(1,592,616)	$(9,407,990)	$(5,198,047)
Goodwill impairment, net of tax	—	—	6,812,389	—

Non-GAAP adjusted net loss	$(1,443,068)	$(1,592,616)	$(2,595,601)	$(5,198,047)

Basic and diluted net loss per share, as reported	$(0.10)	$(0.11)	$(0.65)	$(0.37)
Goodwill impairment, net of tax	—	—	0.47	—

Non-GAAP adjusted basic and diluted net loss per share	$(0.10)	$(0.11)	$(0.18)	$(0.37)

Weighted averages shares outstanding, basic and diluted	14,456,542	14,184,973	14,377,019	14,167,468

Reconciliation of Operating Expenses and Loss from Operations to Non-GAAP Operating Expenses and Loss from Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses, as reported	$11,703,572	$13,189,028	$30,364,937	$27,384,603
Goodwill impairment	—	—	6,812,389	—

Non-GAAP adjusted operating expenses	$11,703,572	$13,189,028	$23,552,548	$27,384,603

Loss from operations, as reported	$(1,033,438)	$(1,825,422)	$(8,965,558)	$(5,721,732)
Goodwill impairment	—	—	6,812,389	—

Non-GAAP adjusted loss from operations	$(1,033,438)	$(1,825,422)	$(2,153,169)	$(5,721,732)

Reconciliation of Non-GAAP Adjusted Earnings (Loss) (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss, as reported	$(1,443,068)	$(1,592,616)	$(9,407,990)	$(5,198,047)
Income tax benefit	(11,033)	—	(42,273)	—
Other expense (income) (a)	420,663	(232,805)	484,705	(523,685)
Amortization expense	70,375	70,375	140,750	140,750
Depreciation expense	533,300	602,993	1,044,518	1,258,499
Share-based compensation expense	860,278	576,246	1,971,013	1,142,123
Goodwill impairment	—	—	6,812,389	—

Non-GAAP adjusted earnings (loss) (Adjusted EBITDA)	$430,515	$(575,807)	$1,003,112	$(3,180,360)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(a) Other includes:
Interest (expense) income	$(160,336)	$29,517	$(200,821)	$151,258
Write-off of deferred financing costs	(102,485)	—	(102,485)	—
Grant income	—	74,187	—	148,374
(Loss) gain due to exchange rate fluctuation	(81,870)	24,549	(130,257)	57,623
Non-employee stock option (expense) income	(75,973)	104,552	(51,143)	166,430

Other (expense) income	$(420,664)	$232,805	$(484,706)	$523,685

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